Growth and Income Portfolio (the Portfolio)

On January 20, 2005, a Special Meeting washeld.
Shareholders of the Portfolio voted to elect a new Board of Trustees. With respect to William J
Armstrong, there were 20,531,106 affirmative votes and 1,263,586 negative votes. With respect to Roland E Eppley, Jr., there were 20,560,503 affirmative votes and 1,234,189 negative votes.
With respect to John F. Finn, there were 20,608,752 affirmative votes and 1,185,940 negative votes. With respect to Dr. Matthew
Goldstein, there were 20,601,644 affirmative votes and 1,193,048 negative votes. With respect to Robert J. Higgins, there were 20,614,291 affirmative votes and 1,180,401 negative votes.
With respect to Peter C. Marshall, there were 20,614,035 affirmative votes and 1,180,657 negative votes. With respect to Marilyn McCoy, there were 20,602,978 affirmative votes and 1,191,715 negative votes. With respect to William G. Morton, Jr., there were 20,599,740 affirmative votes and 1,194,952 negative votes.
With respect to Robert A. Oden, Jr., there were
20,601,138 affirmative votes and 1,193,554 negative votes. With respect to Fergus Reid, III, there were 20,565,017 affirmative votes and 1,229,676 negative votes. With respect to Frederick W. Ruebeck, there were 20,594,874 affirmative votes and 1,199,818 negative votes.
With respect to James J. Schonbachler, there were 20,623,520 affirmative votes and 1,171,172 negative votes. With respect to Leonard M.
Spalding, Jr., there were 20,489,835 affirmative votes and 1,304,857 negative votes.

Shareholders of the Portfolio voted also to approve the agreement and plan to reorganize into corresponding series of J.P. Morgan Mutual
Fund Series. With respect to this matter there were 18,722,556 affirmative votes and 738,805 negative votes. In addition, shareholders of Portfolio voted to amend the fundamental investment restriction on borrowing. With respect to this matter there were 18,303,383 affirmative votes and 1,084,975 negative votes.

As of March 21, 2005, JPMorgan Growth and Income
Fund withdrew all its assets from the Portfolio by means of a redemption-in-kind and converted from a master/feeder structure to a stand-alone fund, and the Portfolio closed.